As filed with the Securities and Exchange Commission on May 28, 2009               Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL TRAFFIC NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	880 Third Avenue, 6th Floor New York, NY 10022 Telephone: (212) 896-1255 Facsimile: (212) 986-3380 (Address of principal executive offices)	33-1117834 (I.R.S. Employer Identification No.)

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN
(Full title of the Plan)

William L. Yde III	Copies to:
Chief Executive Officer Global Traffic Network, Inc. 880 Third Avenue, 6th Floor New York, NY 10022 Telephone: (212) 896-1255 (Name and address of agent for service)	Alan M. Gilbert, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated filer ☐	Accelerated Filer ☑	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed
	Proposed Maximum	Maximum	Aggregate
Title of	Amount to be	Offering Price	Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Registration Fee
Common stock, par value $.001 per share	600,000 (3)	$3.50	$2,100,000.00	$117.18

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on May 21, 2009, as reported by the Nasdaq Global Market.

(3)	The registrant’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) authorizes the issuance of a maximum of 1,800,000 shares of the registrant’s common stock, of which 1,200,000 shares were previously registered on Form S-8, File No. 333-139952, filed on January 12, 2007. The contents of such prior registration statement are incorporated by reference herein. This registration statement registers an additional 600,000 shares under the 2005 Plan.

INCORPORATION OF CONTENTS OF
REGISTRATION STATEMENT BY REFERENCE
     A registration statement on Form S-8 (File No. 333-139952) was filed with the Securities and Exchange Commission on January 12, 2007 covering the registration of 1,200,000 shares initially authorized for issuance under our Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”). Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 600,000 shares authorized under the 2005 Plan. This registration statement should also be considered a post-effective amendment to the prior registration statement. The contents of the aforementioned registration statement are incorporated herein by reference.
PART I
     As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:
     (a) Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed on March 27, 2009;
     (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;
     (c) Quarterly Report on Form 10-Q for the quarter ended December 31, 2008;
     (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
     (e) Current Reports on Form 8-K filed on (i) July 3, 2008, (i) July 16, 2008, (iii) October 21, 2008, (iv) January 20, 2009, (v) February 3, 2009, (vi) March 6, 2009, as amended by Amendment No. 1 to Current Report on Form 8-K/A filed on May 15, 2009, and (vii) March 13, 2009; and
     (f) The description of securities to be registered contained in the Registration Statement filed with the SEC on the registrant’s Form 8-A filed on March 13, 2006.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under our articles of incorporation, we are required to indemnify and hold harmless, to the fullest extent permitted by law, each person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the certificate of incorporation, we are required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by our Board of Directors.
     In addition, as permitted by Nevada law, our certificate of incorporation provides that no director will be liable to us or to our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:
•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Nevada law; or

•	any transaction from which the director derived an improper personal benefit.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the amended proxy statement of the registrant filed on February 18, 2009)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of BDO Kendalls (NSW)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Howard and the Commonwealth of Pennsylvania, on this 28th day of May, 2009.

GLOBAL TRAFFIC NETWORK, INC.
By:	/s/ Scott E. Cody
Scott E. Cody, Chief Financial Officer
and Chief Operating Officer

POWER OF ATTORNEY
     Each person whose signature to this registration statement appears below hereby constitutes and appoints William L. Yde III and Scott E. Cody, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.
     The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ William L. Yde III William L. Yde III	President, Chief Executive Officer and Director (principal executive officer)	May 28, 2009

/s/ Scott E Cody Scott E. Cody	Chief Financial Officer and Chief Operating Officer (principal financial officer and principal accounting officer)	May 28, 2009

/s/ Dale C. Arfman Dale C. Arfman	Treasurer, Secretary and Director	May 28, 2009

/s/ Gary O. Benson Gary O. Benson	Director	May 28, 2009

/s/ Shane E. Coppola Shane E. Coppola	Director	May 28, 2009

/s/ William M. Mower William M. Mower	Director	May 28, 2009

/s/ Stuart R. Romenesko Stuart R. Romenesko	Director	May 28, 2009

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the amended proxy statement of the registrant filed on February 18, 2009)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of BDO Kendalls (NSW) (filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)